Exhibit 10.13

FORM OF DIRECTOR AND

OFFICER INDEMNITY AGREEMENT

AGREEMENT, dated as of ________________, between Shopping.com Ltd., an Israeli company (the “Company”), and [insert name of officer], the [insert position of the officer] of the Company (the “Indemnitee”).

WHEREAS,	Indemnitee is a director and/or officer of the Company;

WHEREAS,	the Company and the Indemnitee recognize the continued difficulty in obtaining liability insurance for its directors and officers, the significant increases in the cost of such insurance and general reductions in the coverage of such insurance;

WHEREAS,	both the Company and Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers of public companies, which subjects directors and officers of public companies to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited;

WHEREAS,	the Articles of Association of the Company authorize the Company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law;

WHEREAS,	the Company (a) desires to attract and retain highly qualified individuals, such as the Indemnitee, to serve the Company and, in part, in order to induce the Indemnitee to be involved with the Company and (b) wishes to provide for the indemnification, advancing of expenses and exculpation to the Indemnitee to the fullest extent permitted by law;

WHEREAS,	the Audit Committee of the Company, the Board of Directors of the Company [and the shareholders], have approved the terms of this Agreement and have authorized the Company to enter into an agreement containing such terms with the Indemnitee, as required under applicable provisions of Israeli law; and

WHEREAS,	in recognition of Indemnitee’s need for substantial protection against personal liability in order to assure Indemnitee’s service to the Company in an effective manner and Indemnitee’s reliance on the Articles of Association and, in part, to provide Indemnitee with specific contractual assurance that the protection promised by the Articles of Association will be available to Indemnitee (regardless of, among other things, any amendment to or revocation or any change in the composition of the Company’s Board of Directors or an acquisition of the Company), the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the full extent (whether partial or complete) permitted by law and as set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1.1.	The Company hereby undertakes to indemnify Indemnitee to the fullest extent permitted by applicable law, for any liability and expense specified in Sections 1.1.1 and 1.1.2 below that may be imposed on Indemnitee due to an act performed or failure to act by him in his capacity as an Office Holder, as such term is defined in the Companies Law – 5759–1999 (the “Companies Law”), or due to any event or occurrence related to the fact that Indemnitee is or was an Office Holder or an employee, agent or fiduciary of the Company or any subsidiary of the Company or any entity in which Indemnitee serves as an Office Holder or an employee, agent or fiduciary at the request of the Company or any subsidiary of the Company either prior to or after the date hereof (the following shall be hereinafter referred to as “Indemnifiable Events”):

1.1.1.	A financial liability imposed on Indemnitee in favor of a third party in a judgment (which third parties include, without limitation and to the fullest extent permitted by applicable law, any governmental entity), including a compromise judgment given as a result of a settlement or an arbitrator’s award which has been confirmed by a court; and

1.1.2.	reasonable Expenses (to be paid either to the Indemnitee or if the Indemnitee so determines, at his sole discretion, directly to the Indemnitee’s legal and other advisors) expended by an Indemnitee or which were imposed on an Indemnitee by a court in proceedings instituted against him by the Company or in its name or by any other person or in relation to a criminal charge from which he was acquitted or in a criminal proceeding in which he was convicted of a criminal offense that does not require proof of criminal intent.

For the purpose of this Agreement, “Expenses” shall include attorneys’ fees and all other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any claim relating to any Indemnifiable Event.

1.2.	Notwithstanding anything herein to the contrary, the indemnification undertaking given by the Company hereunder shall be only with respect to events described in Exhibit A hereto. The maximum amount payable by the Company under this Agreement for each event described in Exhibit A shall be as set forth in Exhibit A. The indemnification provided herein shall not be subject to the limitations imposed by this Section 1.2 and Exhibit A if and to the extent such limits are no longer required by law.

1.3.	If so requested by Indemnitee, and subject to the Company’s reimbursement right set forth in Section 6 below, the Company shall advance an amount (or amounts) estimated by it to cover Indemnitee’s reasonable Expenses with respect to which Indemnitee is entitled to be indemnified under Section 1.1 above. The advances to be made hereunder shall be paid by the Company to Indemnitee as soon as practicable but in any event no later than fifteen (15) days after written demand by such Indemnitee therefor to the Company.

1.4.	The Company’s obligation to indemnify Indemnitee and advance expenses in accordance with this Agreement shall be for such period (the “Indemnification Period”) as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether civil, criminal or investigative, arising out of the Indemnitee’s service in the positions described in Section 1.1 above, whether or not Indemnitee is still serving in such positions.

1.5.	The Company undertakes that as long as it may be obligated to provide indemnification and advance Expenses under this Agreement, the Company will purchase and maintain in effect directors and officers liability insurance providing coverage in amounts as determined by the Board of Directors of the Company in its sole discretion; provided, that, the Company shall have no obligation to obtain or maintain directors and officers insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, or the coverage provided by such insurance is so limited by exclusions that it provides an insufficient benefit. The Company undertakes to give prompt written notice of the commencement of any claim hereunder to the insurers in accordance with the procedures set forth in each of the policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such action, suit, proceeding, inquiry or investigation in accordance with the terms of such policies.

2.	SPECIFIC LIMITATIONS ON INDEMNIFICATION.

Subject to the provisions of the Companies Law and notwithstanding anything to the contrary in this Agreement, the Company shall not indemnify or advance Expenses to the Indemnitee with respect to any of the following:

2.1.	Breach of Fiduciary Duty. A breach of the Indemnitee’s fiduciary duty, except, to the extent permitted under the Companies Law, for a breach of a fiduciary duty while the Indemnitee acted in good faith and had reasonable cause to assume that such act would not prejudice the interests of the Company;

2.2.	Breach of Duty of Care. A breach of Indemnitee’s duty of care committed intentionally or recklessly;

2.3.	Personal Gain. An action taken by the Indemnitee with the intent of realizing unlawful personal gain, including without limitation, in connection with the purchase and sale by such Indemnitee of securities in violation of Section 16(b) of the Exchange Act or any similar successor statute; or

2.4.	Fine or Penalty. A fine or penalty imposed upon the Indemnitee;

2.5.	Counterclaim. A counterclaim made by the Company or in its name in connection with a claim against the Company filed by the Indemnitee;

2.6.	Unlawful Indemnification. To indemnify an Indemnitee if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

3.	GENERAL LIMITATIONS ON INDEMNIFICATION.

If, when and to the extent that a final judicial determination is made, as to which all rights of appeal therefrom have been exhausted or lapsed, the Indemnitee would not be permitted to be so indemnified as provided under this Agreement, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid. Indemnitee’s obligation to reimburse the Company for any advance Expenses or other sums paid hereunder shall be unsecured and no interest shall be charged thereon.

4.	NO MODIFICATION.

No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Any waiver shall be in writing.

5.	SUBROGATION.

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

6.	REIMBURSEMENT.

The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder. Any amounts paid to Indemnitee under such insurance policy or otherwise after the Company has indemnified the Indemnitee for such liability or Expense shall be repaid to the Company promptly upon receipt by Indemnitee.

7.	EFFECTIVENESS.

This Agreement shall be of full force and effect immediately upon its execution [subject to the requisite shareholders approval which the Company shall endeavor to obtain].

8.	NOTIFICATION AND DEFENSE OF CLAIM.

Promptly after receipt by Indemnitee of notice of the commencement of any action, suit or proceeding (including any proceedings by or against the Company and any subsidiary thereof), Indemnitee will, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement hereof; but the omission so to notify the Company will not relieve it from any liability unless and to the extent that such failure to provide notice materially and adversely prejudices the Company’s ability to defend such action. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). With respect to any such action, suit or proceeding as to which Indemnitee notifies the Company of the commencement thereof and without limitation of Section 2.1:

8.1.	The Company will be entitled to participate therein at its own expense; and

8.2.	Except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense thereof, the Company will not be liable to Indemnitee under this Agreement for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof except as provided below. Indemnitee shall have the right to employ its counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Company of its assumption of the defense thereof shall be at the expense of Indemnitee unless: (i) the employment of counsel by Indemnitee has been authorized by the Company; (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of such action; or (iii) the Company shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which the Indemnitee shall have made the conclusion provided for in (ii) above;

8.3.	The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on the Indemnitee without the Indemnitee’s written consent provided that the Indemnitee’s consent shall not be required if the settlement includes a complete release of Indemnitee, does not contain any admittance of wrong-doing by Indemnitee, and is monetary only. In the case of criminal proceedings the Company and/or its legal counsel will not have the right to plead guilty or agree to a plea-bargain in the Indemnitee’s name without the Indemnitee’s prior written consent. Neither the Company nor the Indemnitee will unreasonably withhold their consent to any proposed settlement.

9.	NON-EXCLUSIVITY.

The rights of the Indemnitee hereunder shall not be deemed exclusive of any other rights he may have under the Company’s Articles of Association or applicable law or otherwise, and to the extent that during the Indemnification Period the rights of the then existing directors and officers are more favorable to such directors or officers than the rights currently provided thereunder or under this Agreement to Indemnitee, Indemnitee shall be entitled to the full benefits of such more favorable rights.

10.	EXCULPATION.

Subject to the provisions of the Companies Law, the Company hereby releases, in advance, the Office Holder from liability to the Company for damage which arises from the breach of the Office Holder’s duty of care to the Company (as such term is understood under Sections 252 and 253 of the Companies Law).

11.	BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs and personal and legal representatives. This Agreement shall continue in effect during the Indemnification Period, regardless of whether Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

12.	SEVERABILITY.

The provisions of this Agreement shall be severable in the event that any provision hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law.

13.	GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

14.	NOTICE.

All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class registered mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, or (d) one day after the business day of delivery by facsimile transmission, if deliverable by facsimile transmission, with copy by first class registered mail, postage prepaid, and shall be addressed if to Indemnitee, at each Indemnitee’s address as set forth beneath the Indemnitee’s signature to this Agreement and if to the Company at the address of its principal corporate offices (attention: Secretary) or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

15.	ENTIRE AGREEMENT AND TERMINATION.

This Agreement represents the entire agreement between the parties; and there are no other agreements, contracts or understandings between the parties with respect to the subject matter of this Agreement. No termination or cancellation of this Agreement shall be effective unless in writing and signed by both parties hereto.

Shopping.com Ltd.

By:

Indemnitee

Name:

Address:

EXHIBIT A**

TYPE OF EVENT		SUM*

1.	Claims in connection with employment relationships with Company’s or its subsidiaries’ employees.	$5,000,000

2.	Negotiations, execution, delivery and performance of agreements on behalf of the Company, anti-competitive acts and acts of commercial wrongdoing, acts in regard of invasion of privacy including with respect to databases and acts in regard of slander, approval of corporate actions including the approval of the acts of the Company’s management, their guidance and their supervision, claims in connection with publishing or providing any information, including any filings with any governmental authorities, on behalf of the Company in the circumstances required under any applicable laws, actions concerning the approval of transactions with Office Holders or controlling persons.	$10,000,000

3.	Acts in regard of violation of copyrights, patents, designs and any other intellectual property rights; claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s business.	$15,000,000

4.	Violations of securities laws of any jurisdiction, including without limitation, fraudulent disclosure claims, failure to comply with SEC, Israeli Securities Authority or any stock exchange disclosure or other rules and any other claims relating to relationships with investors, shareholders and the investment community and any claims related to the Sarbanes-Oxley Act of 2002, as amended from time to time; violations of laws requiring the Company to obtain regulatory and governmental licenses, permits and authorizations in any jurisdiction; actions regarding investments by the Company or the acquisition of assets, including the acquisition of companies or businesses through merger or otherwise or the investment of funds in tradeable securities and/or in any other manner.	$20,000,000

5.

The total sums paid to an Office Holder during any consecutive period of 3 years under all categories (1-4 above) together shall not exceed the Total Sum.

Any category of the categories 1-4 above, and each one of them, shall be increased to cover any actual claims in sums exceeding the sums mentioned above opposite such category, as long as the total payment does not exceed the Total Sum.

		Aggregate “Total Sum”: $50,000,000

*	All the sums mentioned in the table above (including the Total Sum) shall be linked to, and shall be increased upwards (but shall not be adjusted downwards, even if the stock price goes down at a later date) proportionally in the same percentage as the Company’s stock trading price on the Nasdaq stock exchange is increased over time from Company’s close stock trading price on the Nasdaq on the date of this Agreement or, in the case of agreements concluded or actions taken prior to the date of the Company’s Initial Public Offering, the date of the Initial Public Offering. For example in the event that the Company’s stock trading price on the Nasdaq is increased from $3.00 US dollars to $4.50 US dollars, then the Total Sum shall be $75 million US dollars instead of $50 million US dollars.

**	Any reference in this Exhibit A to the Company shall include the Company and any subsidiary thereof.